As filed with the Securities and Exchange Commission on September 1, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SECURITIZE CORP.
(Exact name of registrant as specified in its charter)

Delaware	41-2455527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

78 SW 7th Street, Suite 500
Miami, FL 33130
Telephone: (646) 918-5012
(Address of Principal Executive Offices, Zip Code)

SECURITIZE CORP. 2026 OMNIBUS INCENTIVE PLAN
SECURITIZE HOLDINGS, INC. 2026 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Carlos Domingo
Chief Executive Officer
78 SW 7th Street, Suite 500
Miami, FL 33130
Telephone: (646) 918-5012
(Name and address of agent for service; Telephone number, including area code, of agent for service)

Copies of all correspondence to:

Derek Dostal Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”) is being filed by Securitize Corp. (“Registrant”) for purposes of registering (i) 12,999,753 shares of our common stock, par value $0.0001 per share (“Common Stock”) that may become issuable pursuant to the Securitize Corp. 2026 Omnibus Incentive Plan (the “2026 Plan”) with respect to equity awards granted under the 2026 Plan following the effective date of this Registration Statement, (ii) 57,750 shares of Common Stock that may become issuable pursuant to the 2026 Plan prior to the effective date of this Registration Statement, (iii) 15,161,606 shares of Common Stock that may become issuable pursuant to the 2026 Plan in respect of awards of stock options and restricted stock units granted under the Securitize, Inc. 2018 Equity Incentive Plan with respect to shares of common stock of Securitize, Inc. which were assumed under the 2026 Plan as “Substitute Awards” (as defined in the 2026 Plan”) in connection with the closing of the transactions contemplated by that certain Business Combination Agreement, dated as of October 27, 2025, by and among Registrant, Securitize, Inc. and certain other parties thereto, and (iv) 3,264,376 shares of Common Stock that may become issuable pursuant to the Securitize Holdings, Inc. 2026 Employee Stock Purchase Plan.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.
The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.
The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:
(a) the Registrant’s latest Prospectus pursuant to Rule 424(b) of the Securities Act, filed with the Commission on August 13, 2026, relating to the Registration Statement on Form S-1, as amended (File No. 333-297848), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;
(b) the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2026, filed with the Commission on August 13, 2026 (File No. 001-43379);
(c ) the Registrant’s Current Reports on Form 8-K filed with the Commission on August 12, 2026, July 8, 2026 and 8-K/A on August 13, 2026 (File No. 001-43379); and
(d) the description of the Registrant’s common stock which is contained in a Registration Statement on Form 8-A filed on June 30, 2026 (File No. 001-43379) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for indemnification by the registrant of its directors, and officers and to the fullest extent permitted by the Delaware General Corporation Law. The registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a director for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) for an officer in any action by or in the right of the corporation. The registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Securitize Corp. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed July 8, 2026).

4.2	Amended and Restated Bylaws of Securitize Corp. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed July 8, 2026).

5.1*	Opinion of Davis Polk & Wardwell LLP.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Securitize Corp.
23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Securitize, Inc.
23.3*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1*	Securitize Corp. Omnibus Incentive Plan
99.2
Securitize Holdings, Inc. 2026 Employee Stock Purchase Plan ((incorporated herein by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-293022) filed May 20, 2026).

107*	Filing Fee table.
*Filed herewith.

Item 9. Undertakings.

The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and
(4)For purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, FL, on this 1st day of September 2026.

SECURITIZE CORP.

By:	/s/ Carlos Domingo
Name: Carlos Domingo Title: Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carlos Domingo and Francisco Flores and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Signature	Title	Date
/s/ Carlos Domingo	Chief Executive Officer and Director	September 1, 2026
Carlos Domingo	(Principal Executive Officer)
/s/ Francisco Flores	Chief Financial Officer	September 1, 2026
Francisco Flores	(Principal Financial and Accounting Officer)
/s/ Brett Redfearn	Director	September 1, 2026
Brett Redfearn
/s/ Tal Elyashiv	Director	September 1, 2026
Tal Elyashiv
/s/ Rebecca Macieira-Kaufmann	Director	September 1, 2026
Rebecca Macieira-Kaufmann
/s/ Manuel Sánchez Rodriguez	Director	September 1, 2026
Manuel Sánchez Rodriguez
/s/ William Bradford Stephens	Director	September 1, 2026
William Bradford Stephens